Cathay General Bancorp Announces Net Income of $24.3 Million, or $0.26 Per Share, For Second Quarter 2011

LOS ANGELES, July 20, 2011 /PRNewswire/ -- Cathay General Bancorp (the "Company") (NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the second quarter of 2011.

FINANCIAL PERFORMANCE

	Second Quarter
	2011	2010
Net income	$24.3 million	$1.9 million
Net income/(loss) available to common stockholders	$20.2 million	($2.2) million
Basic earnings/(loss) per common share	$0.26	($0.03)
Diluted earnings/(loss) per common share	$0.26	($0.03)
Return on average assets	0.91%	0.07%
Return on average total stockholders' equity	6.64%	0.54%
Efficiency ratio	50.03%	49.16%

SECOND QUARTER HIGHLIGHTS

  Improved profitability – Second quarter net income was $24.3 million compared to net income of $22.1 million in the first quarter of 2011 and net income of $1.9 million in the same quarter a year ago.
  Strong growth in commercial loans – Commercial loans increased $105.5 million during the second quarter of 2011 and $196.0 million during the first half of 2011.
  Increase in net interest margin – The net interest margin increased to 3.19% for the second quarter of 2011, from 3.06% for the first quarter of 2011, and from 2.73% for the second quarter a year ago.

"We are pleased to see continuing improvement in profitability compared to prior quarters. Commercial loan growth of 27% annualized was especially strong this quarter as we continued to decrease our exposure to commercial real estate loans," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our net interest margin increased to 3.19% during the second quarter due mainly to a decrease in wholesale borrowings. We expect continued steady improvement in the net interest margin during the second half as well," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We continue to make steady progress in reducing the overall level of credit risk in our loan portfolio and completed sales of $41 million of nonaccrual loans during the second quarter. We are hopeful that our continued growth in commercial and residential mortgage loans will increase our profitability back to our historical levels over the course of time," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net income available to common stockholders for the quarter ended June 30, 2011, was $20.2 million, an increase of $22.4 million compared to a net loss available to common stockholders of $2.2 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended June 30, 2011, was $0.26 compared to a loss per share of $0.03 for the same quarter a year ago due primarily to decreases in the provision for credit losses, decreases in net losses from interest rate swaps, decreases in FDIC assessments, and increases in net interest income which were partially offset by prepayment penalties on the repayment of Federal Home Loan Bank ("FHLB") advances and prepayment penalties on the prepayment of securities sold under an agreement to repurchase and increases in incentive compensation accruals.

Return on average stockholders' equity was 6.64% and return on average assets was 0.91% for the quarter ended June 30, 2011, compared to a return on average stockholders' equity of 0.54% and a return on average assets of 0.07% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $3.7 million, or 5.0% to $78.3 million during the second quarter of 2011 compared to $74.6 million during the same quarter a year ago. The increase was due primarily to the decrease in interest expense paid on time certificates of deposit and the prepayment of FHLB advances and securities sold under agreement to repurchase.

The net interest margin, on a fully taxable-equivalent basis, was 3.19% for the second quarter of 2011, an increase of 13 basis points from 3.06% for the first quarter of 2011 and an increase of 46 basis points from 2.73% for the second quarter of 2010. The decrease in the rate on interest bearing deposits and the prepayment of FHLB advances and decreases in securities sold under agreement to repurchase contributed to the increase in the net interest margin from the same quarter a year ago.

For the second quarter of 2011, the yield on average interest-earning assets was 4.65%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 1.77%, and the cost of interest bearing deposits was 1.05%. In comparison, for the second quarter of 2010, the yield on average interest-earning assets was 4.55%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 2.14%, and the cost of interest bearing deposits was 1.33%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 47 basis points to 2.88% for the second quarter ended June 30, 2011, from 2.41% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 4 basis points to 0.91% in the second quarter of 2011 compared to 0.95% in the first quarter of 2011 and decreased 27 basis points from 1.18% in the second quarter of 2010 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and on money market accounts.

Provision for credit losses

The provision for credit losses was $10.0 million for the second quarter of 2011 compared to $6.0 million for the first quarter of 2011 and compared to $45.0 million in the second quarter of 2010. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at June 30, 2011. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
	(In thousands)
Charge-offs:
Commercial loans	$ 8,618	$ 2,267	$ 9,996	$ 11,913
Construction loans- residential	4,541	2,412	7,426	10,809
Construction loans- other	66	1,324	3,429	18,390
Real estate loans (1)	13,614	13,913	18,559	38,070
Real estate- land loans	82	7,931	486	12,682
Total charge-offs	26,921	27,847	39,896	91,864
Recoveries:
Commercial loans	280	1,791	1,055	2,369
Construction loans- residential	3,001	2,426	3,661	2,496
Construction loans- other	-	339	227	417
Real estate loans (1)	1,295	720	2,239	922
Real estate- land loans	588	12	593	42
Installment and other loans	-	-	-	2
Total recoveries	5,164	5,288	7,775	6,248
Net Charge-offs	$ 21,757	$ 22,559	$ 32,121	$ 85,616

(1) Real estate loans includes commercial mortgage loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $12.5 million for the second quarter of 2011, an increase of $5.1 million, or 68.0%, compared to non-interest income of $7.4 million for the second quarter of 2010. The increase in non-interest income in the second quarter of 2011 was primarily due to a decrease of $2.5 million in loss from interest rate swaps, increases of $1.1 million from gains on sale of loans, $662,000 in commissions from foreign exchange transactions, $575,000 from wealth management commissions, and $327,000 in letters of credit commissions compared to the second quarter of 2010.

Non-interest expense

Non-interest expense increased $5.1 million, or 12.6%, to $45.4 million in the second quarter of 2011 compared to $40.3 million in the same quarter a year ago. The efficiency ratio was 50.03% in the second quarter of 2011 compared to 49.16% for the same quarter a year ago due primarily to increases in salaries and incentive compensation expense and higher prepayment penalties from prepayment of FHLB advance and prepayment of repurchase agreements offset by decreased losses from interest rate swaps.

Prepayment penalties from prepaying FHLB advances and a repurchase agreement were $5.2 million in the second quarter of 2011 compared to none in the same quarter a year ago. The Company prepaid a repurchase agreement of $50.0 million and a FHLB advance of $100.0 million during the second quarter of 2011. Salaries and employee benefits increased $2.9 million to $17.7 million in the second quarter of 2011 compared to $14.8 million in the same quarter a year ago primarily due to increases in incentive compensation and the hiring of new employees. OREO expense increased $664,000 to $2.3 million in the second quarter of 2011 compared to $1.6 million in the second quarter of 2010 primarily due to higher gains on transfer to OREO in 2010. Offsetting the above increases was a decrease of $2.9 million in FDIC assessments primarily due to the change in the FDIC insurance assessment methodology that became effective on April 1, 2011.

Income taxes

The effective tax rate for the second quarter of 2011 was 31.0% compared to a benefit in the second quarter of 2010. The effective tax rate includes the impact of the utilization of low income housing tax credits and recognition of other tax credits during the second quarter of 2011. The effective tax rate for the remainder of 2011 is expected to be 34.1% based on the forecasted net income for the full year.

BALANCE SHEET REVIEW

Total assets were $10.5 billion at June 30, 2011, a decrease of $266.5 million, or 2.5%, from $10.8 billion at December 31, 2010, primarily due to the decrease of $387.4 million in investment securities offset by the increase of $145.0 million in securities purchased under agreements to resell.

Gross loans, excluding loans held for sale, were $6.92 billion at June 30, 2011, an increase of $53.5 million, or 0.8%, from $6.87 billion at December 31, 2010, primarily due to an increase of $196.0 million, or 13.6%, in commercial loans and an increase of $88.8 million, or 10.4%, in residential mortgage loans offset by a decrease of $101.0 million, or 24.6%, in construction loans, and a decrease of $135.5 million, or 3.4%, in commercial real estate loans. The changes in loan composition from December 31, 2010, are presented below:

Type of Loans:	June 30, 2011	December 31, 2010	% Change
	(Dollars in thousands)
Commercial	$ 1,637,132	$ 1,441,167	14
Residential mortgage	941,229	852,454	10
Commercial mortgage	3,804,525	3,940,061	(3)
Equity lines	214,215	208,876	3
Real estate construction	308,939	409,986	(25)
Installment & other	16,117	16,077	0

Gross loans and leases	$ 6,922,157	$ 6,868,621	1

Allowance for loan losses	(229,900)	(245,231)	(6)
Unamortized deferred loan fees	(7,620)	(7,621)	(0)

Total loans and leases, net	$ 6,684,637	$ 6,615,769	1
Loans held for sale	$ 1,637	$ 2,873	(43)

Total deposits were $7.1 billion at June 30, 2011, an increase of $117.3 million, or 1.7%, from $7.0 billion at December 31, 2010, primarily due to a $223.4 million, or 7.0%, increase in time deposits of $100,000 or more, a $64.5 million, or 6.9%, increase in non-interest-bearing demand deposits offset by a $40.3 million, or 4.1%, decrease in money market deposits and a $126.1 million, or 11.7%, decrease in time deposits under $100,000. The changes in deposit composition from December 31, 2010, are presented below:

Deposits	June 30, 2011	December 31, 2010	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$ 994,765	$ 930,300	7
NOW	417,301	418,703	(0)
Money market	942,334	982,617	(4)
Savings	382,478	385,245	(1)
Time deposits under $100,000	955,121	1,081,266	(12)
Time deposits of $100,000 or more	3,417,150	3,193,715	7
Total deposits	$ 7,109,149	$ 6,991,846	2

ASSET QUALITY REVIEW

At June 30, 2011, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $256.4 million, an increase of $14.1 million, or 5.8%, from $242.3 million at December 31, 2010, and a decrease of $57.0 million, or 18.2%, from $313.4 million at June 30, 2010. A summary of non-accrual loans, excluding non-accrual loans held for sale, and the related allowance and charge-offs as of June 30, 2011, is shown below:

	At June 30, 2011
	Balance	Allowance	Cumulative Charge-off	Cumulative Charge-off as a % of Unpaid Balance
	(Dollars in thousands)
Non-accrual loans without charge-off
Commercial real estate	$ 34,366	$ 1,740	$ -	0.0%
Commercial	10,656	1,151	-	0.0%
Construction- residential	16,637	-	-	0.0%
Construction- non-residential	7,502	-	-	0.0%
Residential mortgage	12,255	775	-	0.0%
Land	5,987	107	-	0.0%
Subtotal	$ 87,403	$ 3,773	$ -	0.0%
Non-accrual loans with charge-off
Commercial real estate	$ 87,726	$ 133	$ 33,152	27.4%
Commercial	23,694	1,217	20,427	46.3%
Construction- residential	24,393	7,140	9,144	27.3%
Construction- non-residential	21,917	-	25,972	54.2%
Residential mortgage	3,064	253	1,242	28.8%
Land	8,222	-	5,672	40.8%
Subtotal	$ 169,016	$ 8,743	$ 95,609	36.1%
Total	$ 256,419	$ 12,516	$ 95,609	27.2%

The allowance for loan losses was $229.9 million and the allowance for off-balance sheet unfunded credit commitments was $1.5 million at June 30, 2011, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio including unfunded commitments. The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $231.4 million at June 30, 2011, compared to $247.6 million at December 31, 2010, a decrease of $16.2 million, or 6.5%. The allowance for credit losses represented 3.34% of period-end gross loans, excluding loans held for sale, and 90.3% of non-performing portfolio loans at June 30, 2011. The comparable ratios were 3.60% of period-end gross loans and 100.1% of non-performing loans at December 31, 2010. Results of the changes from December 31, 2010, and June 30, 2010, to June 30, 2011, of the Company's non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	June 30, 2011	December 31, 2010	% Change	June 30, 2010	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ 5,006	(100)	$ 887	(100)
Non-accrual loans:
Construction- residential	41,030	25,251	62	48,255	(15)
Construction- non-residential	29,419	28,686	3	40,570	(27)
Land	14,209	21,923	(35)	28,185	(50)
Commercial real estate, excluding land (3)	122,092	122,672	(0)	156,814	(22)
Commercial	34,350	31,499	9	29,222	18
Residential mortgage	15,319	12,288	25	10,324	48
Total non-accrual loans:	$ 256,419	$ 242,319	6	$ 313,370	(18)
Total non-performing loans	256,419	247,325	4	314,257	(18)
Other real estate owned	74,233	77,740	(5)	101,053	(27)
Total non-performing assets	$ 330,652	$ 325,065	2	$ 415,310	(20)
Accruing troubled debt restructurings (TDRs)	$ 116,327	$ 136,800	(15)	$ 58,017	101
Non-accrual TDRs (included in non-accrual loans above)	$ 38,230	$ 28,146	36	$ 65,638	(42)
Non-accrual loans held for sale	$ 1,637	$ 2,873	(43)	$ 6,514	(75)

Allowance for loan losses	$ 229,900	$ 245,231	(6)	$ 255,650	(10)
Allowance for off-balance sheet credit commitments	1,547	2,337	(34)	4,830	(68)
Allowance for credit losses	$ 231,447	$ 247,568	(7)	$ 260,480	(11)

Total gross loans outstanding, at period-end (1)	$6,922,157	$6,868,621	1	$6,853,624	1

Allowance for loan losses to non-performing loans, at period-end (2)	89.66%	99.15%		81.35%
Allowance for loan losses to gross loans, at period-end (1)	3.32%	3.57%		3.73%

Allowance for credit losses to non-performing loans, at period-end (2)	90.26%	100.10%		82.89%
Allowance for credit losses to gross loans, at period-end (1)	3.34%	3.60%		3.80%
(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.
(3) June 30, 2011 totals included two loans totaling $13.7 million which became OREO on July 5 and a loan for which a $7.4 million payment was in transit on June 30, 2011.

At June 30, 2011, total residential construction loans were $88.8 million of which $2.0 million were in Riverside county in California. At June 30, 2011, total land loans were $110.2 million, of which $17.5 million were in San Bernardino, Riverside, and Imperial counties in California, $714,000 were in the Central Valley of California, and $1.7 million were in the state of Nevada.

Troubled debt restructurings on non-accrual status totaled $38.2 million at June 30, 2011. Troubled debt restructurings on accrual status totaled $116.3 million at June 30, 2011. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers who are experiencing financial difficulties. The concessions may be granted in various forms, including change in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date that causes a significant delay in payment. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

Non-performing assets, excluding non-accrual loans held for sale, to total assets was 3.1% at June 30, 2011, compared to 3.0% at December 31, 2010, and compared to 3.6% at June 30, 2010. Total non-performing portfolio assets increased $5.6 million, or 1.7%, to $330.7 million at June 30, 2011, compared to $325.1 million at December 31, 2010, primarily due to a $14.1 million increase in non-accrual loans offset by a $3.5 million decrease in OREO and by a $5.0 million decrease in accruing loans past due 90 days or more. Total non-performing portfolio assets decreased $84.6 million, or 20.4%, to $330.7 million at June 30, 2011, compared to $415.3 million at June 30, 2010, primarily due to a $57.0 million decrease in non-accrual loans, a $26.8 million decrease in OREO, and a $0.9 million decrease in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At June 30, 2011, the Company's Tier 1 risk-based capital ratio of 15.75%, total risk-based capital ratio of 17.67%, and Tier 1 leverage capital ratio of 12.19%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2010, the Company's Tier 1 risk-based capital ratio was 15.37%, total risk-based capital ratio was 17.27%, and Tier 1 leverage capital ratio was 11.44%.

YEAR-TO-DATE REVIEW

Net income attributable to common stockholders was $38.2 million, an increase of $70.2 million, or 219%, compared to net loss attributable to common stockholders of $32.0 million for the same period a year ago due primarily to decreases in the provision for loan losses, decreases in net losses from interest rate swaps, decreases in FDIC assessments and increases in net interest income which were partially offset by prepayment penalties on the repayment of FHLB advances and the prepayment of securities sold under an agreement to repurchase and increases in salaries and incentive compensation expense. Diluted earnings per share was $0.49 compared to $0.42 loss per share for the same period a year ago. The net interest margin for the six months ended June 30, 2011, increased 40 basis points to 3.13% compared to 2.73% for the same period a year ago.

Return on average stockholders' equity was 6.42% and return on average assets was 0.87% for the six months ended June 30, 2011, compared to a negative return on average stockholders' equity of 3.42% and a negative return on average assets of 0.41% for the same period of 2010. The efficiency ratio for the six months ended June 30, 2011 was 52.21% compared to 52.30% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second quarter 2011 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-800-901-5213 and enter Participant Passcode 60095560. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "shall," "should," "will," "predicts," "potential," "continue," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: U.S. and international economic and market conditions; market disruption and volatility; current and potential future supervisory action by bank supervisory authorities and changes in laws and regulations, or their interpretations; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; credit losses and deterioration in asset or credit quality; availability of capital; potential goodwill impairment; liquidity risk; fluctuations in interest rates; past and future acquisitions; inflation and deflation; success of expansion, if any, of our business in new markets; the soundness of other financial institutions; real estate market conditions; our ability to compete with competitors; increased costs of compliance and other risks associated with changes in regulations and the current regulatory environment, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the potential for substantial changes in the legal, regulatory, and enforcement framework and oversight applicable to financial institutions in reaction to adverse financial market events of recent years, including changes pursuant to the Dodd-Frank Act; the short term and long term impact of the Basel II and the proposed Basel III capital standards of the Basel Committee; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in California, Asia, and other regions where Cathay Bank has operations; restrictions on compensation paid to our executives as a result of our participation in the TARP Capital Purchase Program; our ability to adapt our information technology systems; and changes in accounting standards or tax laws and regulations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	Three months ended June 30,			Six months ended June 30,
(Dollars in thousands, except per share data)	2011	2010	% Change	2011	2010	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 78,315	$ 74,607	5	$ 153,420	$ 149,328	3
Provision for credit losses	10,000	45,000	(78)	16,000	129,000	(88)
Net interest income after provision for credit losses	68,315	29,607	131	137,420	20,328	576
Non-interest income	12,453	7,412	68	25,079	12,196	106
Non-interest expense	45,410	40,319	13	93,193	84,482	10
Income/(loss) before income tax expense	35,358	(3,300)	1,171	69,306	(51,958)	233
Income tax expense/(benefit)	10,906	(5,373)	303	22,640	(28,441)	180
Net income/(loss)	24,452	2,073	1,080	46,666	(23,517)	298
Net income attributable to noncontrolling interest	(150)	(150)	-	(301)	(301)	-
Net income/(loss) attributable to Cathay General Bancorp	$ 24,302	$ 1,923	1,164	$ 46,365	$ (23,818)	295
Dividends on preferred stock	(4,107)	(4,096)	0	(8,212)	(8,188)	0
Net income/(loss) attributable to common stockholders	$ 20,195	$ (2,173)	1,029	$ 38,153	$ (32,006)	219

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.26	$ (0.03)	967	$ 0.49	$ (0.42)	217
Diluted	$ 0.26	$ (0.03)	967	$ 0.49	$ (0.42)	217

Cash dividends paid per common share	$ 0.01	$ 0.01	$ -	$ 0.02	$ 0.02	$ -

SELECTED RATIOS
Return on average assets	0.91%	0.07%	1,200	0.87%	-0.41%	312
Return on average total stockholders’ equity	6.64%	0.54%	1,130	6.42%	-3.42%	288
Efficiency ratio	50.03%	49.16%	2	52.21%	52.30%	(0)
Dividend payout ratio	3.24%	40.82%		3.39%	n/m	*
* n/m, not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.65%	4.55%	2	4.64%	4.58%	1
Total interest-bearing liabilities	1.77%	2.14%	(17)	1.83%	2.17%	(16)
Net interest spread	2.88%	2.41%	20	2.81%	2.41%	17
Net interest margin	3.19%	2.73%	17	3.13%	2.73%	15

CAPITAL RATIOS	June 30, 2011	June 30, 2010	December 31, 2010	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	15.75%	14.89%	15.37%	6.0%	4.0%
Total risk-based capital ratio	17.67%	16.80%	17.27%	10.0%	8.0%
Tier 1 leverage capital ratio	12.19%	10.30%	11.44%	5.0%	4.0%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)	June 30, 2011	December 31, 2010	% change

Assets
Cash and due from banks	$ 128,584	$ 87,347	47
Short-term investments and interest bearing deposits	96,061	206,321	(53)
Securities purchased under agreements to resell	255,000	110,000	132
Securities held-to-maturity (market value of $1,286,976 in 2011
and $837,359 in 2010)	1,271,767	840,102	51
Securities available-for-sale (amortized cost of $1,176,942 in 2011
and $2,005,330 in 2010)	1,184,504	2,003,567	(41)
Trading securities	4,599	3,818	20
Loans held for sale	1,637	2,873	(43)
Loans	6,922,157	6,868,621	1
Less: Allowance for loan losses	(229,900)	(245,231)	(6)
Unamortized deferred loan fees, net	(7,620)	(7,621)	(0)
Loans, net	6,684,637	6,615,769	1
Federal Home Loan Bank stock	58,759	63,873	(8)
Other real estate owned, net	74,233	77,740	(5)
Affordable housing investments, net	82,993	88,472	(6)
Premises and equipment, net	107,834	109,456	(1)
Customers’ liability on acceptances	17,906	14,014	28
Accrued interest receivable	31,931	35,382	(10)
Goodwill	316,340	316,340	-
Other intangible assets, net	14,314	17,044	(16)
Other assets	204,431	209,868	(3)

Total assets	$ 10,535,530	$ 10,801,986	(2)

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$ 994,765	$ 930,300	7
Interest-bearing deposits:
NOW deposits	417,301	418,703	(0)
Money market deposits	942,334	982,617	(4)
Savings deposits	382,478	385,245	(1)
Time deposits under $100,000	955,121	1,081,266	(12)
Time deposits of $100,000 or more	3,417,150	3,193,715	7
Total deposits	7,109,149	6,991,846	2

Securities sold under agreements to repurchase	1,411,500	1,561,000	(10)
Advances from the Federal Home Loan Bank	250,000	550,000	(55)
Other borrowings from financial institutions	19,396	8,465	129
Other borrowings for affordable housing investments	19,040	19,111	(0)
Long-term debt	171,136	171,136	-
Acceptances outstanding	17,906	14,014	28
Other liabilities	55,536	50,309	10
Total liabilities	9,053,663	9,365,881	(3)
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued
and outstanding in 2011 and 2010	249,217	247,455	1
Common stock, $0.01 par value, 100,000,000 shares authorized,
82,845,764 issued and 78,638,199 outstanding at June 30, 2011, and
82,739,348 issued and 78,531,783 outstanding at December 31, 2010	828	827	0
Additional paid-in-capital	764,524	762,509	0
Accumulated other comprehensive income/(loss), net	4,382	(1,022)	529
Retained earnings	580,205	543,625	7
Treasury stock, at cost (4,207,565 shares at June 30, 2011,
and at December 31, 2010)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,473,420	1,427,658	3
Noncontrolling interest	8,447	8,447	-
Total equity	1,481,867	1,436,105	3
Total liabilities and equity	$ 10,535,530	$ 10,801,986	(2)

Book value per common stock share	$15.34	$14.80	4
Number of common stock shares outstanding	78,638,199	78,531,783	0

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 89,792	$ 95,083	$ 180,350	$ 190,822
Investment securities- taxable	23,116	28,751	44,970	59,039
Investment securities- nontaxable	1,055	99	2,111	176
Federal Home Loan Bank stock	49	46	96	94
Federal funds sold and securities
purchased under agreements to resell	7	-	48	-
Deposits with banks	320	308	541	625

Total interest and dividend income	114,339	124,287	228,116	250,756

INTEREST EXPENSE
Time deposits of $100,000 or more	10,894	14,281	21,619	29,664
Other deposits	5,374	7,985	11,094	17,086
Securities sold under agreements to repurchase	14,892	16,490	31,063	32,802
Advances from Federal Home Loan Bank	3,642	9,981	8,491	20,020
Long-term debt	1,216	943	2,422	1,856
Short-term borrowings	6	-	7	-

Total interest expense	36,024	49,680	74,696	101,428

Net interest income before provision for credit losses	78,315	74,607	153,420	149,328
Provision for credit losses	10,000	45,000	16,000	129,000

Net interest income after provision for loan losses	68,315	29,607	137,420	20,328

NON-INTEREST INCOME
Securities gains, net	5,178	5,189	11,410	8,628
Letters of credit commissions	1,395	1,068	2,673	2,027
Depository service fees	1,399	1,236	2,760	2,593
Other operating income/(loss)	4,481	(81)	8,236	(1,052)

Total non-interest income	12,453	7,412	25,079	12,196

NON-INTEREST EXPENSE
Salaries and employee benefits	17,659	14,783	35,930	30,009
Occupancy expense	3,457	3,793	6,995	7,631
Computer and equipment expense	2,115	2,108	4,298	4,121
Professional services expense	4,959	5,000	8,688	9,639
FDIC and State assessments	2,905	5,784	7,222	10,928
Marketing expense	817	821	1,512	1,720
Other real estate owned expense	2,262	1,598	2,483	4,893
Operations of affordable housing investments	1,977	2,112	3,953	4,225
Amortization of core deposit intangibles	1,460	1,485	2,941	2,992
Cost associated with debt redemption	5,176	-	13,987	909
Other operating expense	2,623	2,835	5,184	7,415

Total non-interest expense	45,410	40,319	93,193	84,482

Income/(loss) before income tax expense/(benefit)	35,358	(3,300)	69,306	(51,958)
Income tax expense/(benefit)	10,906	(5,373)	22,640	(28,441)
Net income/(loss)	24,452	2,073	46,666	(23,517)
Less: net income attributable to noncontrolling interest	(150)	(150)	(301)	(301)
Net income/(loss) attributable to Cathay General Bancorp	24,302	1,923	46,365	(23,818)

Dividends on preferred stock	(4,107)	(4,096)	(8,212)	(8,188)
Net income/(loss) attributable to common stockholders	$ 20,195	$ (2,173)	$ 38,153	$ (32,006)

Net income/(loss) attributable to common stockholders per common share:
Basic	$ 0.26	$ (0.03)	$ 0.49	$ (0.42)
Diluted	$ 0.26	$ (0.03)	$ 0.49	$ (0.42)

Cash dividends paid per common share	$ 0.01	$ 0.01	$ 0.02	$ 0.02
Basic average common shares outstanding	78,635,324	78,513,577	78,622,464	75,599,854
Diluted average common shares outstanding	78,637,108	78,513,577	78,636,369	75,599,854

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
	For the three months ended,
(In thousands)	June 30, 2011		June 30, 2010		March 31, 2011

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,900,481	5.22%	$ 6,872,503	5.55%	$ 6,897,109	5.32%
Taxable investment securities	2,647,076	3.50%	3,744,929	3.08%	2,671,826	3.32%
Tax-exempt investment securities (2)	134,865	4.83%	10,323	5.94%	133,516	4.94%
FHLB stock	60,047	0.33%	70,396	0.26%	63,789	0.30%
Federal funds sold and securities purchased
under agreements to resell	39,231	0.07%	-	-	81,889	0.20%
Deposits with banks	131,968	0.97%	263,048	0.47%	168,492	0.53%

Total interest-earning assets	$ 9,913,668	4.65%	$10,961,199	4.55%	$10,016,621	4.63%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 416,437	0.20%	$ 378,496	0.21%	$ 412,990	0.20%
Money market	986,362	0.81%	938,109	0.91%	1,026,770	0.84%
Savings deposits	390,387	0.15%	364,867	0.22%	380,344	0.14%
Time deposits	4,408,690	1.27%	5,012,668	1.58%	4,267,781	1.33%
Total interest-bearing deposits	$ 6,201,876	1.05%	$ 6,694,140	1.33%	$ 6,087,885	1.10%
Federal funds purchased	-	-	-	-	111	1.27%
Securities sold under agreements to repurchase	1,428,407	4.18%	1,560,170	4.24%	1,548,600	4.23%
Other borrowed funds	359,031	4.08%	894,870	4.47%	465,649	4.22%
Long-term debt	171,136	2.85%	171,136	2.21%	171,136	2.86%
Total interest-bearing liabilities	8,160,450	1.77%	9,320,316	2.14%	8,273,381	1.90%

Non-interest-bearing demand deposits	979,392		874,395		937,650

Total deposits and other borrowed funds	$ 9,139,842		$10,194,711		$ 9,211,031

Total average assets	$10,682,900		$11,695,411		$10,727,733
Total average equity	$ 1,476,417		$ 1,428,553		$ 1,451,039

	For the six months ended,
(In thousands)	June 30, 2011		June 30, 2010

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$ 6,898,804	5.27%	$ 6,912,545	5.57%
Taxable investment securities	2,659,382	3.41%	3,708,160	3.21%
Tax-exempt investment securities (2)	134,195	4.88%	11,219	4.87%
FHLB stock	61,908	0.31%	71,090	0.27%
Federal funds sold and securities purchased
under agreements to resell	60,442	0.16%	-	-
Deposits with banks	150,129	0.73%	347,411	0.36%
Total interest-earning assets	$ 9,964,860	4.64%	$11,050,425	4.58%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 414,723	0.20%	$ 386,138	0.27%
Money market deposits	1,006,455	0.83%	935,031	0.95%
Savings deposits	385,393	0.15%	360,213	0.22%
Time deposits	4,338,625	1.30%	5,106,468	1.64%
Total interest-bearing deposits	$ 6,145,196	1.07%	$ 6,787,850	1.39%
Federal funds purchased	55	1.27%	-	-
Securities sold under agreements to repurchase	1,488,171	4.21%	1,560,185	4.24%
Other borrowed funds	412,045	4.16%	903,660	4.47%
Long-term debt	171,136	2.85%	171,136	2.19%
Total interest-bearing liabilities	8,216,603	1.83%	9,422,831	2.17%

Non-interest-bearing demand deposits	958,636		879,509

Total deposits and other borrowed funds	$ 9,175,239		$10,302,340

Total average assets	$10,705,192		$11,789,187
Total average equity	$ 1,463,798		$ 1,413,558

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, +1-626-279-3652